Exhibit 99.1

FOR IMMEDIATE RELEASE

Astrana Health Enters Definitive Agreement to Acquire Collaborative Health Systems

ALHAMBRA, Calif., July 25, 2024 – Astrana Health, Inc. (“Astrana”), together with its subsidiaries and affiliated entities (“the Company”) (NASDAQ: ASTH), a leading provider-centric, technology-powered healthcare company enabling providers to deliver accessible, high-quality, and high-value care to all, today announced it has entered into a definitive agreement to acquire Collaborative Health Systems (“CHS”), a management services organization serving more than 129,000 beneficiaries across 17 states and a company of Centene Corporation (NYSE:CNC) (“Centene”), a leading healthcare enterprise focused on transforming the health of the communities it serves. The acquisition facilitates the expansion of both Astrana’s and CHS’ payer-agnostic care delivery capabilities, which serve members across all lines of business, and further empower CHS’ providers in the delivery of care to the communities it serves. Astrana and Centene also share a mutual commitment to providing high-quality and coordinated care to members and will continue to work together to expand the scope of their existing value-based partnerships in order to advance that joint mission.

“With this acquisition, we believe Astrana will be even better positioned to deliver accessible, high-quality, and high-value care to more patients across the nation,” said President and CEO of Astrana Health, Brandon Sim. “CHS has built a scaled and impactful value-based care ecosystem in markets spanning the South and East Coast. We believe combining Astrana’s robust technology platform and care model with CHS’s strong provider base and deep payer partnerships will accelerate our goal of organizing and empowering providers while elevating the healthcare experience for patients throughout the country.”

CHS has built a highly complementary provider footprint across several states, including key markets such as Connecticut, Georgia, Maryland, New Mexico, and Virginia, as well as a scaled ecosystem of more than 350 primary care physicians across Texas, where Astrana already has a growing presence. Astrana plans to leverage its proven Care Enablement platform, a set of care management tools and technology, including value-based contracting and credentialing, AI-driven population health analytics, its NCQA®-certified Healthcare Effectiveness Data and Information Set gaps in care engine, care management and disease management platform, and other administrative services to further advance improvements in patient outcomes.

“Astrana shares CHS’ commitment to improving providers’ experiences in delivering care and is well positioned to support CHS’ future growth,” said Senior Vice President of Clinical and Specialty Services at Centene, Sarah Baiocchi. “We look forward to Astrana continuing to be a key partner to our Medicare business, Wellcare, and to working together to drive high-quality, affordable care for members.”

The transaction is expected to close by year-end, following customary regulatory approvals. The Company will provide an update to the combined entity’s financial outlook once the transaction closes.

Ernst & Young acted as financial advisor and Russ August & Kabat LLP acted as legal advisor to Astrana in the transaction. Guggenheim Securities, LLC acted as the financial advisor and Bass, Berry & Sims PLC acted as legal advisor to Centene.

Additional details regarding Astrana's acquisition of CHS will be discussed during its August 7 quarterly earnings presentation at 2:30 pm PST / 5:30pm EST. For call and webcast details please visit: https://ir.astranahealth.com/news-events/ir-calendar/detail/20240807-second-quarter-2024-financial-results-conference-call.

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About Astrana Health, Inc.

Astrana is a leading provider-centric, technology-powered healthcare company enabling providers to deliver accessible, high-quality, and high-value care to all. Leveraging its proprietary end-to-end technology solutions, Astrana operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, Astrana serves over 10,000 providers and 1.0 million Americans in value-based care arrangements. Its subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), accountable care organizations (ACOs), and care delivery entities across primary, multi-specialty, and ancillary care. For more information, please visit www.astranahealth.com.

About Collaborative Health Systems

Collaborative Health Systems (CHS) is a management services organization that partners with independent primary care physicians as they move to value-based models. Its core belief is that primary care physicians are in the best position to influence the quality and cost of healthcare. CHS provides comprehensive support for its physician partners by providing management services, risk contracting, and population health capabilities, including actionable data and other tools, to deliver care coordination and closure of gaps in care. CHS provides additional services to secure and deliver favorable value-based contracts with commercial and other health plans. CHS currently manages three Direct Contracting entities, seven Medicare Shared Savings Program Accountable Care Organizations, a Care Transformation Organization, and three Independent Practice Associations. CHS is a Centene Corporation company (NYSE: CNC), focused on transforming the health of the communities it serves.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s ability to successfully complete and realize the intended benefits of the acquisition of CHS, including satisfying all conditions to the closing of the acquisition, integrate the operations of CHS, and expand its operations. The foregoing number of providers and beneficiaries are estimated as of July 2024. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the Securities and Exchange Commission ("SEC"), including without limitation the risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Astrana Investor Relations

Asher Dewhurst
(626) 943-6491
investors@astranahealth.com